SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 16, 2011

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 16, 2011, Discovery Laboratories, Inc. (the “Company”) entered into an Underwriting Agreement with Lazard Capital Markets LLC, as the sole book-running manager, and Boenning & Scattergood, Inc. and Global Hunter Securities, LLC, as the co-managers (collectively, the “Underwriters”), related to a public offering of (i) an aggregate of 10,000,000 shares of common stock, par value $.001 per share (“Common Stock”), (ii) five-year warrants to purchase an aggregate of 5,000,000 shares of Common Stock (the “Five-Year Warrants”) and (iii) fifteen-month warrants to purchase an aggregate of 5,000,000 shares of Common Stock (the “Fifteen-Month Warrants” and together with the Five-Year Warrants, the “Warrants”).  The shares of Common Stock and Warrants are being sold as units (“Units”), with each Unit consisting of (i) one share of Common Stock, (ii) a Five-Year Warrant to purchase 0.50 of a share of Common Stock and (iii) a Fifteen-Month Warrant to purchase 0.50 of a share of Common Stock, at a public offering price of $2.35 per Unit, less underwriting discount payable by the Company (the “Offering”).  The Underwriters will purchase the Units at a discounted price of  $2.1855 per Unit, representing seven percent (7.0%) of the public offering price.

The Five-Year Warrants to be issued in the Offering will generally be exercisable for a period of five years from the date of issuance at an exercise price of $3.20 per share.  The Fifteen-Month Warrants to be issued in the Offering will generally be exercisable for a period of fifteen months from the date of issuance at an exercise price of $2.94 per share.  The exercise price and number of shares of common stock issuable on exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants.  In addition, the Five-Year Warrants contain anti-dilution protection upon the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-existing exercise price of the Five-Year Warrants, with certain exceptions.

The Offering is expected to close on February 22, 2011, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $21.6 million, assuming no exercise of the Warrants and after deducting underwriting discount and estimated expenses payable by the Company associated with the Offering.  The Offering is being made pursuant to a preliminary prospectus supplement dated February 15, 2011 and an accompanying prospectus dated June 11, 2010 pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-151654), which was filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2008 and declared effective by the Commission on June 18, 2008.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of SNR Denton US LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.  Copies of the Underwriting Agreement and the forms of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1, 4.1 and 4.2, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits

Item 8.01.	Other Events.

Reference is made to the description of the Offering in Item 1.01. The Company agreed in the Underwriting Agreement, subject to certain exceptions, not to offer and sell any shares of its Common Stock or securities convertible into or exercisable or exchangeable for shares of its Common Stock for a period of ninety (90) days following the Offering without the written consent of the Underwriters.  However, the Company may issue securities (i) pursuant to its employee benefit and compensation plans and (ii) in connection with strategic alliances involving the Company and in other cases as specified in the Underwriting Agreement.

On February 16, 2011, the Company issued a press release announcing the pricing of the offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As of December 31, 2010, the Company had cash and marketable securities of $10.2 million, representing a net decrease of $4.4 million from the previous quarter ended September 30, 2010.  The Company had approximately 13.8 million shares of Common Stock outstanding as of December 31, 2010.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement dated February 16, 2011 by and among Discovery Laboratories, Inc., Lazard Capital Markets LLC, Boenning & Scattergood, Inc. and Global Hunter Securities, LLC
4.1	Form of Five-Year Warrant
4.2	Form of Fifteen-Month Warrant
5.1	Opinion of SNR Denton US LLP
23.1	Consent of SNR Denton US LLP (included in its opinion filed as Exhibit 5.1 hereto)
99.1	Press Release dated February 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and
Chief Executive Officer

Date:  February 16, 2011